Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Data Domain, Inc.

We have audited the accompanying consolidated balance sheets of Data Domain, Inc. as of December 31, 2005 and 2006, and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Data Domain, Inc. at December 31, 2005 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As described in Note 1, the Company has restated its 2004, 2005 and 2006 consolidated financial statements.

As discussed in Note 1 to the consolidated financial statements, in 2006 Data Domain, Inc. changed its method of accounting for stock-based compensation in accordance with guidance provided in Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”.

/s/ ERNST & YOUNG LLP

San Jose, California

October 29, 2007

DATA DOMAIN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2005	2006

Current Assets:
Cash and cash equivalents	$12,505	$11,857
Accounts receivable (net of allowances of $1 and $10 respectively)	4,339	15,454
Inventories	549	1,193
Prepaid expenses and other current assets	174	311

Total current assets	17,567	28,815
Intangible asset	–	400
Property, plant and equipment, net	1,329	1,698

Total assets	$18,896	$30,913

Current Liabilities:
Accounts payable	$955	$3,590
Accrued compensation and related benefits	1,379	3,688
Other accrued liabilities	310	1,781
Income taxes payable	35	246
Deferred revenue, current	5,196	6,654

Total current liabilities	7,875	15,959
Deferred revenue, non-current	574	2,641
Long-term exercised unvested stock options	175	1,046
Other liability (See Note 14)	–	3,319

Commitments and contingencies

Mandatorily redeemable convertible preferred stock:
Series A, $0.0001 par value, 12,794 shares authorized; 12,794 shares issued and outstanding as of December 31, 2005 and 2006, aggregate liquidation preference of $9,331	9,314	9,318
Series B, $0.0001 par value, 14,530 shares authorized; 14,530 shares issued and outstanding as of December 31, 2005 and 2006, aggregate liquidation preference of $17,000	16,965	16,973
Series C, $0.0001 par value, 7,600 shares authorized; 7,397 and 7,457 shares issued and outstanding as of December 31, 2005 and 2006, respectively, aggregate liquidation preference of $15,269	15,030	15,223

Total mandatorily redeemable convertible preferred stock	41,309	41,514

Stockholders' equity (deficit):
Common stock and additional paid in capital; $0.0001 par value—60,000 shares authorized as of December 31, 2005 and 2006; 7,463 and 9,385 shares issued and outstanding as of December 31, 2005 and 2006, respectively	1,542	3,049
Accumulated other comprehensive income	13	3
Stockholder note receivable	(15)	(15)
Accumulated deficit	(32,577)	(36,603)

Total stockholders' equity (deficit)	(31,037)	(33,566)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders' equity (deficit)	$18,896	$30,913

See Notes to Consolidated Financial Statements

DATA DOMAIN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year ended December 31,
	2004	2005	2006
	(Restated)	(Restated)	(Restated)

Revenue:
Product	$–	$3,846	$36,884
Support and services	–	85	2,898
Ratable product and related support and services	779	4,190	6,652

Total revenue	779	8,121	46,434

Cost of revenue:
Cost of product	922	3,216	11,059
Cost of support and services	254	895	1,873
Cost of ratable product and related support and services	248	1,059	1,591

Total cost of revenue	1,424	5,170	14,523

Gross profit (loss)	(645)	2,951	31,911

Operating expenses:
Sales and marketing	4,177	9,495	20,252
Research and development	4,454	6,450	10,447
General and administrative	739	1,039	2,831
Settlement expense	–	–	2,919

Total operating expenses	9,370	16,984	36,449

Operating loss	(10,015)	(14,033)	(4,538)

Other income (expense), net:
Interest income	189	315	523
Other income (expense), net	–	(32)	200

Total other income (expense), net	189	283	723

Loss before provision for income taxes	(9,826)	(13,750)	(3,815)
Provision for income taxes	2	33	211

Net loss	$(9,828)	$(13,783)	$(4,026)

Net loss per share, basic and diluted	$(2.10)	$(2.38)	$(0.56)

Shares used in computing basic and diluted net loss per share	4,672	5,801	7,128

See Notes to Consolidated Financial Statements

DATA DOMAIN, INC.

CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years ended December 31, 2004, 2005 and 2006

(in thousands)

	MANDATORY REDEEMABLE CONVERTIBLE PREFERRED STOCK						Common Stock and Additional Paid-In Capital		Accumulated Other Comprehensive Income	Shareholder Note Receivable	Accumulated Deficit	Total
	Series A		Series B		Series C
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, December 31, 2003	12,794	$9,310	14,297	$16,699	–	$–	5,117	$1,322	$–	$–	$(8,966)	$(7,644)
Issuance Series B preferred stock for cash	–	–	233	251	–	–	–	–	–	–	–	–
Issuance of common stock for services rendered	–	–	–	–	–	–	53	8	–	–	–	8
Issuance of common stock for shareholder note receivable	–	–	–	–	–	–	300	15	–	(15)	–	–
Stock options exercised	–	–	–	–	–	–	486	74	–	–	–	74
Stock options repurchased	–	–	–	–	–	–	(81)	(12)	–	–	–	(12)
Reclassification of options exercised but not yet vested	–	–	–	–	–	–	–	(136)	–	–	–	(136)
Accretion of preferred stock	–	3	–	10	–	–	–	(13)	–	–	–	(13)
Stock-based compensation	–	–	–	–	–	–	–	35	–	–	–	35
Net loss and comprehensive loss	–	–	–	–	–	–	–	–	–	–	(9,828)	(9,828)

Balances, December 31, 2004	12,794	9,313	14,530	16,960	–	–	5,875	1,293	–	(15)	(18,794)	(17,516)

Issuance of Series C preferred stock for cash	–	–	–	–	7,397	15,025	–	–	–	–	–	–
Issuance of common stock for services rendered	–	–	–	–	–	–	5	1	–	–	–	1
Stock options exercised	–	–	–	–	–	–	1,651	212	–	–	–	212
Stock options repurchased	–	–	–	–	–	–	(68)	(9)	–	–	–	(9)
Accretion of preferred stock	–	1	–	5	–	5	–	(12)	–	–	–	(12)
Reclassification of options exercised but not yet vested	–	–	–	–	–	–	–	(39)	–	–	–	(39)
Stock-based compensation	–	–	–	–	–	–	–	96	–	–	–	96
Comprehensive loss:
Currency translation adjustment	–	–	–	–	–	–	–	–	13	–	–	13
Net loss	–	–	–	–	–	–	–	–	–	–	(13,783)	(13,783)

Comprehensive loss	–	–	–	–	–	–	–	–	–	–	–	(13,770)

Balances, December 31, 2005	12,794	9,314	14,530	16,965	7,397	15,030	7,463	1,542	13	(15)	(32,577)	(31,037)

Issuance of Series C preferred stock for cash	–	–	–	–	60	180	–	–	–	–	–	–
Issuance of common stock for services rendered	–	–	–	–	–	–	72	7	–	–	–	7
Stock options exercised	–	–	–	–	–	–	1,882	1,109	–	–	–	1,109
Stock options repurchased	–	–	–	–	–	–	(32)	(4)	–	–	–	(4)
Accretion of preferred stock	–	4	–	8	–	13	–	(25)	–	–	–	(25)
Reclassification of options exercised but not yet vested	–	–	–	–	–	–	–	(871)	–	–	–	(871)
Stock-based compensation	–	–	–	–	–	–	–	1,291	–	–	–	1,291
Comprehensive loss:
Currency translation adjustment	–	–	–	–	–	–	–	–	(10)	–	–	(10)
Net loss	–	–	–	–	–	–	–	–	–	–	(4,026)	(4,026)

Comprehensive loss	–	–	–	–	–	–	–	–	–	–	–	(4,036)

Balances, December 31, 2006	12,794	$9,318	14,530	$16,973	7,457	$15,223	9,385	$3,049	$3	$(15)	$(36,603)	$(33,566)

Data Domain, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	Year ended December 31,
	2004	2005	2006

Operating Activities:
Net loss	$(9,828)	$(13,783)	$(4,026)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	191	606	982
Stock-based compensation	35	96	1,291
Provision (release) for accounts receivable allowances	3	(2)	9
Provision for inventories	109	–	–
Amortization of evaluation inventory	416	588	1,365
Settlement expense	–	–	2,919
Common stock issued for services	8	1	7
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(1,021)	(3,243)	(11,124)
(Increase) in inventories	(518)	(1,110)	(2,009)
(Increase) in prepaid expenses and other current assets	(50)	(33)	(137)
Increase in accounts payable	517	407	2,635
Increase in accrued compensation and related benefits	242	968	2,309
Increase in other accrued liabilities	104	75	1,471
Increase in income taxes payable	2	33	211
Increase in deferred revenue	1,235	4,465	3,525

Net cash used in operating activities	(8,555)	(10,932)	(572)

Investing activities:
Purchases of property, plant and equipment	(754)	(1,162)	(1,351)

Net cash used in investing activities:	(754)	(1,162)	(1,351)

Financing activities:
Proceeds from issuance of mandatorily redeemable convertible preferred stock, net of issuance costs	251	15,025	180
Proceeds from issuance of common stock, net of repurchases	61	203	1,105

Net cash provided by financing activities	312	15,228	1,285

Effect of exchange rate changes on cash and cash equivalents	–	13	(10)

Net increase (decrease) in cash and cash equivalents	(8,997)	3,147	(648)

Cash and cash equivalents at beginning of year	18,355	9,358	12,505

Cash and cash equivalents at end of year	$9,358	$12,505	$11,857

Supplemental schedule of cash flow data:
Cash paid for income taxes	$19	$7	$10

Non-cash operating activity:
Acquisition of cross-license	$–	$–	$400

See Notes to Consolidated Financial Statements

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Data Domain, Inc. was incorporated in the State of Delaware in October 2001. Our appliances provide deduplication storage for disk-based backup and network–based disaster recovery. We began selling our products and services in February 2004. Our product sales generally include a software license, hardware, post-contract customer support and, in some cases, installation services.

Significant Accounting Policies

Accounting Principles

The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, and include our accounts and the accounts of our wholly-owned subsidiaries. Inter-company accounts and transactions have been eliminated.

Restatement

We have restated our consolidated financial statements for the annual periods ended December 31, 2004, 2005 and 2006. The effect of these restatements has been reflected in the consolidated statements of operations for the fiscal years ended December 31, 2004, 2005 and 2006, and notes to the consolidated financial statements.

We determined that we erroneously calculated the weighted average number of shares outstanding for the purpose of determining our net loss per share in each period presented. We erroneously included as part of the weighted average number of shares outstanding the unvested shares of common stock acquired through the early exercise of stock options that were subject to repurchase at the end of each period. The effect of this error is as follows:

	Year ended December 31,
	2004	2005	2006
	(In thousands, except per share data)
Net loss—as reported	$(9,828)	$(13,783)	$(4,026)

Shares used in computing basic and diluted net loss per share—as reported	5,559	6,673	7,978
Decrease in weighted average shares outstanding	(887)	(872)	(850)

Shares used in computing basic and diluted net loss per share—as restated	4,672	5,801	7,128

Net loss per share basic and diluted—as reported	$(1.77)	$(2.07)	$(0.50)
Increase in net loss per share based on change in the number of weighted average shares outstanding	(0.33)	(0.31)	(0.06)

Net loss per share basic and diluted—as restated	$(2.10)	$(2.38)	$(0.56)

Use of Estimates

Our consolidated financial statements are prepared in accordance with GAAP. These accounting principles require us to make certain estimates and judgments that can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. Significant estimates and assumptions made by management include the determination of the fair value of stock awards issued, the allowance for doubtful accounts, warranty reserve and inventory valuation. We believe that the estimates and judgments upon which we rely are reasonable based upon information available to us at the time that these estimates and judgments are made. To the extent there are material differences between these estimates and actual results, our consolidated financial statements will be affected.

Revenue Recognition

We derive our revenue from sales of our products and support services through third-party value added resellers and distributors, or channel partners, and directly to customers. Product revenue primarily

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

consists of revenue from sales of our appliances and expansion shelves. Shipping charges billed to customers are included in product revenue and the related shipping costs are included in cost of product revenue.

Our software is integrated with industry standard appliance hardware and is essential to the functionality of the integrated system product. We provide unspecified software updates and enhancements related to our products through support and services contracts. Accordingly, we recognize revenue in accordance with the guidance provided under AICPA Statement of Position, or SOP, No. 97-2, Software Revenue Recognition , or SOP 97-2, and SOP No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions , or SOP 98-9. Product revenue is recognized when all of the following have occurred: (1) we have entered into a legally binding arrangement with a customer; (2) delivery has occurred, which is when the product title has transferred to the customer; (3) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (4) collection is probable. Our fees are considered fixed or determinable upon the establishment of an arrangement that contains the final terms of sale including the description, quantity and price of each product purchased. Our customer arrangements do not include rights of return or acceptance provisions. We assess the ability to collect from our customers based on a number of factors, including creditworthiness and past transaction history of the customer. If the customer is deemed not creditworthy, all revenue from the arrangement is deferred until payment is received and all other revenue recognition criteria have been met.

Substantially all of our products have been sold in combination with support and services, which primarily consist of hardware and software support. Hardware support includes repair or replacement in the event of breakage or failure, and telephone and internet access to technical information and support personnel during the term of the support period. Software support provides customers with rights to unspecified software updates and to maintenance releases and patches released during the term of the support period. Installation services, when provided, are also included in support and services revenue.

We have established vendor specific objective evidence, or VSOE, of fair value of our support and services as measured by the renewal prices offered to and paid by our customers. Accordingly, we use the residual method, as allowed by SOP 98-9, to determine the amount of product revenue to be recognized. Under the residual method, the fair value of the undelivered support and services, which is a specified dollar amount, is deferred and the remaining portion of the arrangement is recognized as product revenue. This product revenue is generally recognized upon shipment, except for certain customers whose terms are FOB destination point wherein the revenue is recognized upon delivery, based on freight terms of FOB shipping point or FCA (Incoterms 2000) shipping point, assuming all other criteria for revenue recognition discussed above have been met and, in the case of all indirect channel sales, persuasive evidence of the identity of the customer has been obtained. In all cases of direct or indirect channel sales, we recognize revenue once a customer is identified and shipment has occurred, assuming all other criteria for revenue recognition discussed above have been met. The fair value of the support and services is recognized as support and services revenue on a straight-line basis over the term of the related support period, which is typically one to three years.

Prior to the first quarter of 2005, we had not established VSOE of fair value of support and services contracts provided to our direct and indirect channels. As a result, prior to the first quarter of 2005, we recognized all revenue for multiple element arrangements ratably over the term of the support and services contract and deferred and recognized the direct cost of product over the corresponding period, typically one to three years. Beginning in the first quarter of 2005, we determined that we had established VSOE of fair value of support for products sold in certain types of transactions and continued to establish

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VSOE of fair value throughout 2005 for the remaining types of transactions. Beginning in the first quarter of 2006, we had established VSOE of fair value for support and services for all types of transactions.

Initial product sales through our direct sales channel sometimes include installation services. Installation revenue is deferred and recognized upon the earlier of customer notice that the installation is complete or sixty days after shipment. We have established VSOE of fair value for our installation services based on the price separately charged to our customers. Revenue from installation, which is included in support and services revenue was $0, $46,000 and $432,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

Deferred Cost of Product Revenue

When our products have been delivered, but the product revenue associated with the arrangement has been deferred as a result of not meeting the revenue recognition criteria in SOP 97-2, we defer the related inventory costs for the delivered items and net the amount against the applicable deferred revenue in the balance sheet presentation in accordance with Accounting Research Bulletin 43, Restatement and Revision of Accounting Research Bulletins.

Research and Development

All costs to develop our products are expensed as incurred. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, software development costs are capitalized beginning when a product’s technological feasibility has been established and ending when a product is available for sale to customers. Generally, our products are released for sale soon after technological feasibility has been established. As a result, costs subsequent to achieving technological feasibility have not been significant and all software development costs have been expensed as incurred.

Accounting for Stock-Based Compensation

Stock-based compensation expense included in our consolidated statements of operations for the years ended December 31, 2004, 2005 and 2006 is as follows:

	Year ended December 31,
	2004	2005	2006

	(in thousands)
Stock-based compensation expense:
Cost of product	$1	$2	$21
Cost of support and services	–	2	15
Sales and marketing	8	28	485
Research and development	15	47	558
General and administrative	11	17	212

Total stock-based compensation expense	$35	$96	$1,291

Prior to January 1, 2006, we accounted for stock options granted using the fair value method in accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, or SFAS 123.

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment , or SFAS 123(R), using the prospective transition method, which requires us to apply the provisions of SFAS 123(R) only to awards granted, modified, repurchased or cancelled after the adoption date. Under this transition method, our stock-based compensation expense recognized in 2006 includes the expense for stock options granted subsequent to January 1, 2006, based on the fair value at the grant date estimated in accordance with SFAS 123(R), and the expense as determined under SFAS 123 for options granted prior to, but not vested as of, January 1, 2006. We recognize this expense on a straight-line basis over the optionees’ requisite service period, which is generally the same as the vesting schedule of the options. We estimate the grant date fair value of stock option awards under the provisions of SFAS 123(R) using the Black-Scholes option valuation model, which requires, among other inputs, an estimate of the fair value of the underlying common stock on the date of grant and the expected volatility of the stock over the expected term of the related grants. For stock option awards granted prior to January 1, 2006, we determined the fair value of the award using the minimum value method under SFAS 123.

Given the absence of an active market for our common stock prior to our initial public offering on June 27, 2007, our board of directors determined the fair value of our common stock in connection with our grant of stock options and stock awards. Our board of directors made such determinations based on valuation criteria and analyses, the business, financial and venture capital experience of the individual directors and input from management.

In connection with the preparation of our financial statements in anticipation of a potential initial public offering, or IPO, we engaged an independent third-party appraiser, to assist management in reassessing management’s estimate of the fair value of our common stock for financial reporting purposes through the provision of valuation reports which retrospectively valued our common stock at five different dates in the year ended December 31, 2006.

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Information regarding our stock option grants to our employees, non-employee members of our board of directors and advisory boards, and non-employees for 2005 and 2006 is summarized as follows:

Date of Issuance	Number of Shares Subject to Options Granted	Exercise Price Per Share	Fair Value of Common Stock Per Share	Intrinsic Value
Jan 2005—Mar 2005	745,235	$0.15	$0.15	$0.00
Apr 2005—Jun 2005	147,000	$0.15	$0.15	$0.00
Jul-05	182,500	$0.30	$0.30	$0.00
Aug 2005—Sep 2005	1,825,527	$0.40	$0.40	$0.00
Oct-05	435,000	$0.40	$0.40	$0.00
Jan-06	559,000	$0.70	$1.48	$0.78
Feb-06	75,000	$0.70	$1.48	$0.78
Mar-06	1,349,500	$0.70	$1.90	$1.20
Apr-06	112,000	$0.70	$1.90	$1.20
May-06	42,500	$0.70	$1.90	$1.20
Jun-06	205,000	$0.70	$1.50	$0.80
Jul-06	191,000	$0.75	$1.50	$0.75
Aug-06	276,000	$0.75	$1.50	$0.75
Sep-06	1,171,000	$0.75	$1.86	$1.11
Oct-06	543,000	$1.00	$1.86	$0.86
Nov-06	254,500	$1.00	$1.86	$0.86
Dec-06	405,500	$1.00	$5.85	$4.85

For stock options granted during 2004 and 2005, we determined the fair value at the grant date using the minimum value method as allowed under SFAS 123. For options granted in 2006, we determined the fair value at the date of grant using the Black-Scholes option valuation model. The following table summarizes the weighted average assumptions used in determining the fair value of stock options granted under each of these methods:

	Year ended December 31,
	2004	2005	2006
Risk-free interest rate	2.97% - 4.14%	3.82% - 4.35%	4.36% - 5.09%
Dividend yield	–	–	–
Volatility	–	–	70%
Expected life (years)	6.08	6.08	4.00

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues with an equivalent remaining expected life. We have not paid dividends in the past and do not plan to pay any dividends in the foreseeable future. We determined that it was not practicable to calculate the volatility of our share price because our securities are not publicly traded and therefore there is no readily determinable market value for our stock. Therefore, we estimated our expected volatility for 2006 based on reported market value data for a group of publicly traded companies, which we selected from market indices that we believed were relatively comparable after consideration of their size, maturity, profitability, growth, risk and return on investment. We used the average expected volatility rates reported by the comparable group for an expected term that approximated the expected term that we estimated. The expected life of options prior to 2006 is based on the midpoint between vesting and expiration. The expected life for 2006 is based on an analysis of our historical exercise and cancellation data.

During the years ended December 31, 2004, 2005 and 2006, we granted 53,000, 5,000 and 72,270 shares of stock awards, respectively. These awards granted the recipient fully vested shares of our common stock based on the deemed market value of our common stock on the date of grant. The weighted average grant date fair value was $0.15, $0.33 and $0.79 for the years ended December 31, 2004, 2005 and 2006, respectively. Stock-based compensation expense associated with these grants was $1,000, $0 and $28,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

We account for stock compensation arrangements with non-employees in accordance with SFAS 123 and Emerging Issues Task Force, or EITF, No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, using a fair value approach. For stock options granted to non-employees, the fair value of the stock options is estimated using a Black-Scholes valuation model. This model utilizes the estimated fair value of common stock and requires that, at the date of grant, we use the contractual term of the option, the expected volatility of the price of our common stock, risk free interest rates and expected dividend yield of our common stock. Non-employee stock options have a contractual term of four to ten years, expected volatility of 65-70% and no dividend yield. Stock-based compensation expense associated with grants to non-employees was $6,000, $21,000 and $214,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

Based on the above assumptions, total stock-based compensation expense recognized in the consolidated statements of operations for the years ended December 31, 2004, 2005 and 2006, was $35,000, $96,000 and $1.3 million, respectively, before income taxes.

As a result of adopting SFAS 123(R), our loss before income taxes and net loss, increased by the expense for stock option awards, for the year ended December 31, 2006, were both $70,000 higher than if we had continued to account for stock-based compensation using the minimum value method under SFAS 123. Basic and diluted net loss per share for the year ended December 31, 2006 would have been unchanged if we had not adopted SFAS 123(R).

During the years ended December 31, 2004, 2005 and 2006, the total intrinsic value of stock options exercised was approximately $35,000, $106,000 and $5.7 million, respectively. During the year ended December 31, 2006, the total cash received from the exercise of options was approximately $1.1 million.

At December 31, 2006, the total compensation expense related to stock-based awards granted but not yet recognized was approximately $7.0 million, net of estimated forfeitures of $370,000. This expense will be amortized on a straight-line basis over a weighted average period of approximately 3.1 years.

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2005, the FASB issued FASB Staff Position No. 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards , or FASB 123R-3. We have elected to adopt the alternative transition method of calculating the tax effects of share-based compensation pursuant to FASB 123R-3. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool related to the effects of stock-based compensation.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

Concentration of Credit Risk

Financial instruments that are potentially subject to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. Investment policies have been implemented that limit investments to investment grade securities. We conduct business outside of North America in Europe, Japan and Asia, and are considering other regions. The risk with respect to accounts receivable is mitigated by credit evaluations we perform on our customers and by the diversification of our customer base. Historically, we have not hedged any of our foreign currency risk associated with accounts receivable. No individual customer has represented more than 10% of our total revenue in the years ended December 31, 2004, 2005 or 2006.

Foreign Currency Translation

The majority of our sales arrangements are denominated in United States dollars and Euros. In addition, we incur operating expenses in local foreign currencies in those countries where we have sales and marketing and administrative personnel. The functional currency of our foreign operations is the local country’s currency. Consequently, expenses of operations outside the United States are translated into United States dollars using average exchange rates for the period reported while assets and liabilities of operations outside the United States are translated into United States dollars using end-of-period exchange rates. The effects of foreign currency translation of the financial statements of our foreign operations are included in stockholders’ equity (deficit) as a component of accumulated other comprehensive income in the accompanying consolidated balance sheets. The effects of foreign currency remeasurements for non-U.S. currency denominated assets and liabilities related to our domestic operations are recognized in our consolidated statement of operations, and amounted to a gain or (loss) of $0, $(34,000) and $200,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Allowance for Doubtful Accounts

We perform credit evaluations of our customers’ financial condition and generally do not require collateral from our customers. These evaluations require significant judgment and are based on a variety of factors including, but not limited to, current economic trends, historical payments, bad debt write-off experience, and financial review of the customer.

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability or unwillingness of our customers to make required payments. When we become aware that a specific customer is unable or unwilling to meet its financial obligations, we record a specific allowance to reflect the level of credit risk in the customer’s outstanding receivable balance. In addition, we record additional allowances based on certain percentages of aged receivable balances. We classify bad debt expenses as general and administrative expenses. Through December 31, 2006, we did not have write-offs of any customer receivables and our allowance had been based only on certain percentages of aged receivables.

Inventory Valuation

Inventories consist of hardware and related component parts and are stated at the lower of cost (on a first-in, first-out basis) or market value. Finished goods constitute a large portion of our inventory and include customer evaluation units which are carried at cost less accumulated amortization. We amortize the cost of these evaluation units on a straight-line basis over twelve months upon the initial transfer of a unit into the evaluation pool. The cost of the amortization of evaluation units is included in costs of product revenue. If an evaluation unit is purchased, we record a sale pursuant to our revenue recognition policy. We assess the valuation of our inventory on a quarterly basis and write down the value for estimated excess and obsolete inventory based upon estimates of future demand, including warranty requirements. Inherent in our estimates of market value in determining inventory valuation are estimates related to economic trends, future demand for our products and technological obsolescence of our products.

Inventory write-downs are a cost of product and have not been material in any period. Spares are expensed to cost of product as purchased. We do not allocate indirect overhead costs to finished goods inventory as these amounts are not material.

We outsource the assembly of our products to a third-party manufacturing facility under an annual contract which renews automatically but may be terminated by either party with 90 days’ written notice. We also purchase some finished products from a single source supplier under a three-year agreement. At December 31, 2006, we had $2.3 million of non-cancellable purchase commitments with a third-party supplier. In addition, we had an additional $2.2 million of other non-cancellable purchase commitments with other third-party vendors.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over an estimated useful life of three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the term of the lease.

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. We assess these assets for impairment based on estimated undiscounted future cash flows from these assets. If the carrying value of the assets exceeds the estimated future undiscounted cash flows, a loss is recorded for the excess of the asset’s carrying value over the fair value. To date, we have not recognized any impairment loss for long-lived assets.

Warranty Reserve

Upon shipment of products to our customers, we provide for the estimated cost to repair or replace products that may be returned under warranty. Our warranty period is typically 12 months from the date of shipment to the customer for hardware and 90 days for software. For existing products, the warranty reserve is based on actual historical experience. For new products, the warranty reserve is based on historical experience of similar products until such time as sufficient historical data has been collected for the new product.

	Year ended December 31,
	2005	2006

	(in thousands)
Warranty reserve—beginning	$–	$3
Warranty expense	21	104
Warranty usage	18	86

Warranty reserve—ending	$3	$21

Advertising

All advertising costs are expensed as incurred. Advertising expenses were $2,000, $2,000 and $71,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounting for Income Taxes

We account for income taxes in accordance with FASB Statement No. 109, Accounting for Income Taxes. Deferred income taxes are recorded for the expected tax consequences of temporary differences between the tax bases of assets and liabilities for financial reporting purposes and amounts recognized for income tax purposes. We record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and income taxes payable approximate their fair values due to the short-term maturity of these instruments.

Comprehensive Loss

Comprehensive loss consists of other comprehensive income and net loss. Other comprehensive income includes foreign currency translation adjustments. Comprehensive loss has been reflected in the consolidated statement of stockholders’ equity (deficit).

Accumulated other comprehensive income was $13,000 and $3,000 at December 31, 2005, and 2006, respectively, resulting from cumulative foreign currency translation.

Recent Accounting Pronouncements

In September 2006, the SEC staff issued Staff Accounting Bulletin, or SAB, No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. In SAB No. 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. SAB No. 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements or (ii) recording the cumulative effect as adjustments to the carrying values of assets and liabilities with an offsetting adjustment recorded to the opening balance of retained earnings. We are required to adopt SAB No. 108 by the end of 2007 and do not expect adoption to have a significant impact on our consolidated results of statement of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements. We are required to adopt SFAS No. 157 effective at the beginning of 2008. We are evaluating the impact this statement will have on our consolidated financial statements.

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.    NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss by the weighted average number of vested common shares outstanding during the period. Diluted net loss per share is computed by giving effect to all potential dilutive common shares, including options, common stock subject to repurchase and convertible preferred stock.

The following table sets forth the computation of loss per share:

	Year ended December 31,
	2004	2005	2006
	(Restated)	(Restated)	(Restated)

	(in thousands, except per share data)
Net loss	$(9,828)	$(13,783)	$(4,026)

Shares used in computing basic and diluted net loss per share	4,672	5,801	7,128

Basic and diluted net loss per share	$(2.10)	$(2.38)	$(0.56)

The following weighted average outstanding options, common stock subject to repurchase and convertible preferred stock were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an antidilutive effect:

	Year ended December 31,
	2004	2005	2006
	(Restated)	(Restated)	(Restated)

	(in thousands)
Options to purchase common stock and common stock subject to repurchase	5,818	7,479	10,367
Convertible preferred stock (as converted basis)	27,324	34,721	34,727

3.    CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Cash and cash equivalents consist primarily of highly liquid investments in time deposits held at major banks, commercial paper, United States government agency securities and other money market securities with original maturities of 90 days or less. The carrying value of cash and cash equivalents at December 31, 2005 and 2006 was approximately $12.5 million and $11.9 million, respectively, and the weighted average interest rates were 3.1% and 4.5%, respectively.

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    INVENTORIES

Inventories consisted of the following:

	December 31,
	2005	2006

	(in thousands)
Raw materials and accessories	$81	$10
Evaluation units	269	796
Finished goods	199	387

Total	$549	$1,193

Inventory write-downs are a cost of product and amounted to approximately $109,000, $0 and $0 for the years ended December 31, 2004, 2005 and 2006.

Amortization related to evaluation units was $416,000, $588,000 and $1.4 million for the years ended December 31, 2004, 2005 and 2006, respectively.

5.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at the lower of cost or net realizable value. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, which is

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Repair and maintenance costs are expensed as incurred.

Property, plant and equipment consisted of the following:

	Estimated Useful Lives	December 31,
		2005	2006

		(in thousands)
Computer hardware	3 years	$1,968	$3,167
Computer software	3 years	165	219
Office equipment, furniture and fixtures	3 years	56	63
Leasehold improvements	2.7 years	5	96

Total fixed assets		2,194	3,545
Accumulated depreciation and amortization		(865)	(1,847)

Property, plant and equipment, net		$1,329	$1,698

Depreciation and amortization expense was $191,000, $606,000 and $982,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

6.    DEFERRED REVENUE

Deferred revenue consisted of the following:

	December 31,
	2005	2006

	(in thousands)
Product	$258	$2,207
Support and services	274	4,898
Ratable product and related support and services	6,232	142
Less: deferred cost of ratable product revenue and product revenue	(1,568)	(593)

Deferred revenue, current	$5,196	$6,654

Product, non-current	397	–
Support and services, non-current	34	2,556
Ratable product and related support and services, non-current	379	85
Less: deferred cost of ratable product revenue and product revenue	(236)	–

Deferred revenue, non-current	$574	$2,641

Deferred product revenue relates to arrangements where not all revenue recognition criteria have been met. Deferred support and services revenue represents customer payments made in advance for annual support and services contracts. Support and services contracts are typically billed in advance on a per annum basis and revenue is recognized ratably over the support period. Deferred ratable product and related support and services revenue consists of revenue on transactions prior to fiscal 2006 where VSOE of fair value of

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

support and services had not been established and, as a result, the entire arrangement was being recognized ratably over the related support period. All customers are known to us upon sale of our appliances.

7.    GUARANTEES

Our agreements with our channel partners and, less frequently, our customers, generally include certain provisions for indemnifying the channel partners and customers against liabilities if our products infringe a third party’s intellectual property rights. To date, we have not incurred any material costs as a result of such indemnification provisions and have not accrued any liabilities related to such obligations in our consolidated financial statements.

Under the terms of our lease for our current corporate headquarters, we are obligated to provide a letter of credit for $136,000. To date, this letter of credit is not in place, and has not been required by our sub-lessor.

As permitted or required under Delaware law and to the maximum extent allowable under that law, we have certain obligations to indemnify our officers, directors and certain key employees for certain events or occurrences while the officer, director or employee is or was serving at our request in such capacity. These indemnification obligations are valid as long as the director, officer or employee acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The maximum potential amount of future payments we could be required to make under these indemnification obligations is unlimited; however, we have a director and officer insurance policy that mitigates our exposure and generally enables us to recover a portion of any future amounts paid.

8.    LEASE COMMITMENTS

We lease our worldwide facilities and certain other equipment under non-cancelable operating lease agreements. Future minimum commitments for these operating leases in place as of December 31, 2006 are as follows (in thousands):

2007 (remainder of year)	$470
2008	700
2009	88
2010	1

$1,259

The terms of certain lease agreements provide for rental payments on a graduated basis. We recognize rent expense on the straight-line basis over the lease period and have accrued for rent expense incurred but not paid. Rent expense under operating leases was $209,000, $351,000 and $483,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.    MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND COMMON STOCK

Mandatorily Redeemable Convertible Preferred Stock

The following table summarizes mandatorily redeemable convertible preferred stock authorized and issued as of December 31, 2006:

Date of Issuance		Shares Authorized	Shares Issued	Net Proceeds	Aggregate Liquidation Preference
Series A-1, A-2	November 2001, January 2003, July 2003	12,794	12,794	$9,302	$9,331
Series B	December 2003, January 2004	14,530	14,530	16,950	17,000
Series C	July 2005, August 2005, November 2006	7,600	7,457	15,205	15,269

		34,924	34,781	$41,457	$41,600

The rights, preferences, and privileges of the mandatorily redeemable convertible preferred stock are as follows:

Conversion: Each share of preferred stock is convertible, at the option of the holder, into common stock initially at a rate of 1:1. Each share of preferred stock will automatically be converted into shares of common stock immediately upon our sale of common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, at a public offering price of at least $20,000,000 (after deduction of the underwriters’ commissions and expenses), and a per share offering price of at least $5.00 per share (as adjusted for stock splits, stock dividends, recapitalization and similar events).

Voting: The holders of each share of preferred stock are entitled to one vote for each share of common stock into which such share may be converted.

Dividends: Holders of the Series A-1, Series A-2, Series B and Series C convertible preferred stock are entitled to received non-cumulative dividends at a rate of approximately $0.04, $0.06, $0.09 and $0.16 per share, respectively, per annum, adjustable for certain events, such as stock splits and combinations.

Liquidation: In the event of any liquidation event, either voluntary or involuntary, the holders of each series of preferred stock are entitled to receive an amount per share equal to the sum of the original issue price for each series of preferred stock, plus declared but unpaid dividends on such shares. The original issue price of Series A-1, A-2, B and C preferred stock is $0.4444 per share, $0.7901 per share, $1.17 per share and $2.04 per share, respectively.

A liquidation or winding up of the company, a greater than 50% change in control or a sale of substantially all of our assets would constitute a redemption event. As the redemption event is outside our control, all shares of preferred stock have been presented outside of permanent equity in accordance with EITF Topic D-98, Classification and Measurement of Redeemable Securities.

Redemption: At any time after July 5, 2010, the holders of a majority of the then outstanding shares of preferred stock may request that all of the then outstanding shares of preferred stock be redeemed for cash in two annual installments in an amount equal to $0.4444, $0.7901, $1.17 and $2.04 for each share of Series A-1, A-2, B and C preferred stock, respectively.

Common Stock

On November 8, 2001, we issued 3,360,000 shares of common shares to our founders and others at $0.01 per share. These shares were subject to our right of repurchase, which upon the occurrence of certain events, including the purchaser’s termination of service, allowed us to repurchase any unvested shares at the issuance price. At December 31, 2005 and 2006, there were no founder shares subject to repurchase.

Stock Plan

In May 2002, our board of directors adopted the 2002 Stock Plan, or Plan. The Plan provides that grants of incentive stock options will be made at no less than the estimated fair value of our common stock (no less than 85% of the fair value for nonqualified stock options), as determined by our board of directors at the date of grant. Vesting and exercise provisions are determined by our board of directors at the time of grant. Options typically vest with respect to 25% of the shares one year after the options’ vesting commencement date and the remainder ratably on a monthly basis over the following three years. Options granted under the Plan have a maximum term of ten years. Recipients of stock options under the Plan generally have the right to exercise their options prior to vesting. Any unvested stock issued under the Plan is subject to repurchase by us.

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the years ended December 31, 2004, 2005 and 2006, we issued stock awards and options to purchase 2,272,342, 3,340,262, and 5,256,270 shares, respectively, of common stock at exercise prices ranging from $0.05 to $1.00 per share. The following tables summarize information about the Plan:

	Available for Grant	Number Granted	Weighted Avg Exercise Price per Share
December 31, 2003	3,750,225	3,480,801	$0.09
Granted	(2,272,342)	2,272,342	$0.15
Exercised	–	(538,956)	$0.15
Repurchased	80,834	–	$0.10
Canceled	282,500	(282,500)	$0.12

December 31, 2004	1,841,217	4,931,687	$0.11
Additional shares reserved	1,505,972	–
Granted	(3,340,262)	3,340,262	$0.33
Exercised	–	(1,438,465)	$0.13
Repurchased	67,500	–	$0.13
Canceled	225,938	(225,938)	$0.15

December 31, 2005	300,365	6,607,546	$0.22
Additional shares reserved	4,625,000	–
Granted	(5,256,270)	5,256,270	$0.79
Exercised	–	(1,954,057)	$0.60
Repurchased	31,959	–	$0.13
Canceled	392,513	(392,513)	$0.33

December 31, 2006	93,567	9,517,246	$0.44

Range of Exercise Price	Options Outstanding as of December 31, 2006	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value
(in years)
$0.05–$0.10	2,591,032	5.82	$0.09
$0.15–$0.40	2,869,497	8.36	$0.31
$0.70–$1.00	4,056,717	9.43	$0.77

$0.05–$1.00	9,517,246	8.12	$0.44	$5,292,943

Vested	3,996,027	6.97	$0.19	$3,237,160
Expected to Vest	5,245,158	7.95	$0.44	$2,055,783

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2005 and 2006, there were 1,161,000 and 1,804,000 shares subject to repurchase under all common stock repurchase agreements, respectively. The cash received from the sale of these shares is initially recorded as a liability in long-term exercised unvested options and is subsequently reclassified to common stock as the shares vest. At December 31, 2005 and 2006, there was $175,000 and $1.0 million, respectively, recorded in liabilities related to the issuance of these shares.

In March 2003, in connection with services provided by our interim chief executive officer, we granted to Greylock Partners an option to purchase 217,942 shares of our common stock at an exercise price of $0.10 per share, outside of the 2002 Stock Plan. This option was exercised in full in October 2005.

Shares of Common Stock Reserved for Future Issuance

At December 31, 2006, we had shares of common stock reserved for future issuance as follows (in thousands):

Outstanding stock options	9,517
Reserved for future grants	94
Conversion of preferred stock	34,781

Total	44,392

10.     INCOME TAXES

Effective January 1, 2007, we adopted Financial Accounting Standards Interpretation, or FIN, No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, or FIN 48. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 utilizes a two-step approach for evaluating uncertain tax positions accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, or SFAS No. 109. Step one, Recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. Step two, Measurement, is based on

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the largest amount of benefit which is more likely than not to be realized on ultimate settlement. The cumulative effect of adopting FIN 48 on January 1, 2007 is recognized as a change in accounting principle, recorded as an adjustment to the opening balance of retained earnings on the adoption date. As a result of the implementation of FIN 48, we recognized no change in the liability for unrecognized tax benefits related to tax positions taken in prior periods, and no corresponding change in retained earnings. Additionally, FIN 48 specifies that tax positions for which the timing of the ultimate resolution is uncertain should be recognized as long-term liabilities. We made no reclassifications between current taxes payable and long term taxes payable upon adoption of FIN 48. Our total amount of unrecognized tax benefits as of the January 1, 2007 adoption date was $820,000. Of this total, $72,000 represents the amount of unrecognized tax benefits that, if recognized, would affect our effective tax rate.

Upon adoption of FIN 48, our policy to include interest and penalties related to unrecognized tax benefits within our provision for income taxes did not change. The tax years 2002 through 2006 remain open to examination by the major domestic taxing jurisdictions to which we are subject, and for the international jurisdictions the tax years open to examination vary depending on the local tax laws.

For the three years ended December 31, 2006, our loss before provision for income taxes included the following:

	Year ended December 31,
	2004	2005	2006
	(in thousands)
North America	$(9,826)	$(13,821)	$(4,151)
International	–	71	336

Loss before provision for income taxes	$(9,826)	$(13,750)	$(3,815)

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Provision for income taxes consisted of the following:

	Year ended December 31,
	2004	2005	2006
	(in thousands)
Current:
Federal	$–	$–	$70
State	2	9	27
International	–	24	114

	2	33	211
Deferred:
Federal	–	–	–
State	–	–	–
International	–	–	–

	–	–	–

Total	$2	$33	$211

Income taxes differ from the amounts computed by applying the federal statutory rate of 34% to net loss as shown below:

	Year ended December 31,
	2004	2005	2006
	(in thousands)
Expected tax benefit	$(3,340)	$(4,675)	$(1,297)
Net tax effects of:
State taxes, net of federal benefit	(528)	(591)	(117)
Foreign taxes	–	25	114
Tax credits	(267)	(381)	(663)
Stock-based compensation expense	10	24	322
Other differences, net	10	18	53
Losses not benefited	4,117	5,613	1,799

Provision for income taxes	$2	$33	$211

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of the deferred tax assets consisted of the following:

	December 31,
	2005	2006
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$11,539	$10,205
Tax credits	964	1,707
Accruals and allowances	586	2,687
Differences in timing of revenue recognition	37	144
Stock-based compensation expense	12	133
Depreciation and amortization	46	107

Total deferred tax assets	13,184	14,983
Less: valuation allowance	(13,184)	(14,983)

Net deferred tax assets	$–	$–

We had approximately $26.0 million of federal income tax net operating loss carryforwards at December 31, 2006. We had approximately $23.9 million of state income tax net operating loss carryforwards at December 31, 2006. The federal net operating loss carryforwards expire beginning in 2023. State net operating loss carryforwards expire in accordance with state statutes beginning in 2010.

We have federal research and development tax credits of $873,000 and California research and development tax credits of $919,000 at December 31, 2006. The federal research and development tax credits begin to expire in 2022 and the California research and development credits have no expiration date.

We also have California Manufacturers’ Investment Credit of $11,000 in each year that begin to expire in 2012.

Recognition of deferred tax assets is appropriate when realization of such assets is more likely than not. Based upon the weight of the available evidence, which includes our historical operating performance and the recorded cumulative net losses in all prior fiscal periods, we have provided a full valuation allowance against our deferred tax assets. Our valuation allowance increased by $4.1 million, $5.6 million and $1.8 million in the years ended December 31, 2004, 2005 and 2006, respectively. In addition, the utilization of our net operating loss and credit carryforwards may be subject to an annual limitation due to provisions of the Internal Revenue Code of 1986, as amended, that are applicable if we have experienced an “ownership change” in the past, or if such ownership change occurs in the future.

We have not provided for federal income taxes on all of our non-U.S. subsidiaries’ undistributed earnings as of December 31, 2006, because such earnings are intended to be indefinitely reinvested. Upon distribution of those earnings in the form of dividends or otherwise, we would be subject to applicable federal and state income taxes.

11.    SEGMENT INFORMATION

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is our Chief Executive Officer. Our Chief Executive Officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by geographic region for purposes of allocating resources and evaluating financial performance. We have one business activity and there are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Accordingly, we consider ourselves to be in a single reporting segment and operating unit structure.

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue by geography is based on the billing address of the customer. The following table sets forth revenue and long-lived assets by geographic area:

Revenue

	Year ended December 31,
	2004	2005	2006

	(in thousands)
North America	$686	$5,177	$31,734
Europe, Africa and Middle East	76	2,483	12,210
Japan and Asia	17	461	2,490

Total	$779	$8,121	$46,434

For the above periods presented, no one country outside the United States represented 10% or more of our total revenue.

Long-lived Assets

	December 31,
	2005	2006

	(in thousands)
Domestic	$1,329	$1,671
International	–	27

Total	$1,329	$1,698

12.    EMPLOYEE BENEFIT PLAN

We have a 401(k) plan covering all eligible employees. We are not required to contribute to the plan and have made no contributions through December 31, 2006.

13.    LEGAL MATTERS

From time to time, we may be involved in various legal proceedings arising in the ordinary course of business. There are no matters at December 31, 2006 that, in the opinion of management, might have a material adverse effect on our financial position, results of operations or cash flows.

14.    SUBSEQUENT EVENTS (UNAUDITED)

Quantum Settlement

In the fourth quarter of 2006, we received an inquiry from Quantum Corporation regarding our interest in licensing certain patents that Quantum believed we may have previously incorporated into our products or may incorporate in the future. As a result of our discussions with Quantum, which commenced in 2006, we entered into a patent cross-license agreement in March 2007, with an effective date of January 1, 2007. Under the terms of the cross-license, we issued Quantum 390,000 shares of our common stock in March 2007. We engaged an independent third-party valuation firm to assist us in

DATA DOMAIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

valuing the shares of our common stock as of the date of issuance. Based on consideration of this valuation, our estimate of the value of the common stock issued under the agreement was approximately $3.3 million.

The same third-party valuation firm assisted us in estimating the value of the intangible asset associated with the cross-license agreement and to estimate its useful life. Based on consideration of this valuation, we determined the fair value of the intangible asset to be $400,000 and have an estimated useful life of three years. We began to amortize this asset to cost of product revenue beginning January 1, 2007. The $2.9 million balance of the settlement amount represents payment to Quantum for a release of all claims for any past acts or conduct, and we have recorded the amount as settlement expense in our consolidated statements of operations for the year ended December 31, 2006.

Initial Public Offering

We commenced our initial public offering, or IPO, of common stock on June 27, 2007, and the offering was completed on July 2, 2007. We sold and issued 8,108,500 shares of our common stock in our IPO, including 1,108,500 shares sold by us pursuant to the underwriters’ full exercise of their option to purchase additional shares, at an issue price of $15.00 per share. We raised approximately $109.2 million in net proceeds after deducting underwriting discounts and commissions of $8.5 million and other offering costs of $3.9 million, which were received on July 2, 2007. Upon the closing of the IPO, all shares of our mandatorily redeemable convertible preferred stock outstanding automatically converted into 34,780,625 shares of common stock.

Operating Lease

On July 10, 2007, we entered into a lease for office space, which we intend to use as our new corporate headquarters. The term of the lease runs from November 1, 2007 to October 31, 2017 and the approximate aggregate rent due over the term of the lease is $23.0 million. Under the terms of the lease, we are obligated to provide a letter of credit for $209,000, which we have funded.